U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2010

Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

777 Main Street, Suite 3100, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective May 20, 2010, Dr. Philip J. Rubinfeld and Ms. Deborah Jenkins Hutchinson were appointed as two new members of the Company’s Board of Directors by unanimous consent of the current Board of Directors of Wound Management Technologies, Inc. (the “Company”).

Since 2001, Dr. Rubinfeld has served as the Director of Anesthesiology and Pain Management at Surgery Center of Northwest Jersey, LLC and he has served as Medical Director and Director of Anesthesiology at Specialty Surgical Center, LLC since 2007.  Dr. Rubinfeld has also worked in private practice specializing in pain management since 1996.  He is a Fellow of Interventional Pain Practice and a Diplomate of the American Board of Anesthesiology, the American Board of Anesthesiology – Pain Management, the American Board of Pain Medicine, and the American Academy of Pain Management. In March 2010, Dr. Rubinfeld received the Physician’s Recognition Award from the New Jersey Medical Society.  Dr. Rubinfeld received his M.D. from Universidad Autonoma de Guadalajara in Guadalajara, Mexico, and his B.A. in Biological Science from Rutgers College in New Brunswick, New Jersey.

In May 2010, Dr. Rubinfeld entered into a Subscription Agreement with the Company to purchase 250,000 Units (“Units”), with each Unit consisting of one (1) share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and a warrant to purchase one (1) share of Common Stock (the “Warrants”), at a purchase price of $0.40 per Unit.  The Warrants may be exercised at any time over a three-year period and have an exercise price of $1.00 per share of Common Stock.  The Units were offered and sold without registration under the Securities Act of 1933 (the "Securities Act") in reliance on the exemption set forth in Section 4(2) of the Securities Act. Dr. Rubinfeld has not been involved in any other related transaction or relationship as defined by Item 404 (a) of Regulation S-K.

January 12, 2010, Ms. Hutchinson was appointed as the Company’s President.  Background information regarding Ms. Hutchinson was presented in a previous filing and is incorporated herein by reference.

Exhibit No.:	Description:
99.1	Form 8-K dated January 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wound Management Technologies, Inc.

Date: May 25, 2010	/s/Scott A. Haire
Scott A. Haire, Chairman of the Board
and Chief Executive Officer
(Principal Financial Officer)